                                                                   Exhibit 10.42

                   SUPPLEMENTAL RETIREMENT BENEFIT AGREEMENT
                   -----------------------------------------

     THIS AGREEMENT dated as of the ___ day of July 1997, between WASTE MANAGEMENT, INC., a Delaware corporation (hereinafter referred to as the "Company"), and Thomas C. Hau (hereinafter referred to as "Executive").

                              W I T N E S S E T H:
                              - - - - - - - - - -

     WHEREAS, the Company has established a non-qualified Supplemental Executive Retirement Plan ("SERP") and a non-qualified Profit Sharing and Savings Plus Plan (the "Plus Plan") for the benefit of certain of its, and its majority-owned subsidiaries', employees; and

     WHEREAS, the SERP requires participation in the SERP for ten years before a vested benefit is payable therefrom; and

     WHEREAS, the Plus Plan provides that certain benefits vest upon retirement on or after age 55 with ten years of service;

     WHEREAS, at the time Executive joined the Company, the Company agreed to provide Executive with a supplemental retirement benefit from the Company in addition to the amount provided for under the SERP;

     WHEREAS, the Company wishes to memorialize its undertaking to the Executive with respect to his retirement benefits;

     NOW, THEREFORE, for and in consideration of the premises and mutual covenants contained herein, the Company hereby agrees to provide supplemental retirement benefits for Executive and Executive hereby agrees to accept supplemental retirement benefits upon the following terms and conditions:

     1. EMPLOYMENT STATUS. In consideration of the benefits offered herein, Executive agrees to remain employed as a regular full-time employee and officer of the Company in his present position until at least April 1, 1998, or such earlier date as his employment is terminated as a result of death, disability or involuntary termination other than for cause (the "Vesting Date"). If Executive's employment is involuntarily terminated for cause prior to the Vesting Date, this agreement shall be null and void. For purposes of the preceding sentences, the following events shall create in the Company a right to terminate the Executive's employment for cause: (i) the commission of fraud, embezzlement or theft by the Executive in connection with the Executive's duties; (ii) the intentional wrongful damage to property of the Company and/or its affiliates by the Executive; or (iii) the intentional wrongful disclosure by the Executive of any secret process or confidential information of the Company and/or its affiliates.

     2. SUPPLEMENTAL RETIREMENT BENEFIT. The supplemental retirement benefit to which Executive is entitled under this Agreement shall be the benefit determined under the provisions of the SERP and the Plus Plan (which documents are incorporated herein by reference), modified as follows:

     (a) Section 4 of the SERP, entitled "Eligibility for Benefits" (or any successor to such provision ), is hereby modified to provide that benefits under the SERP shall be payable in respect of Executive only if the Executive's retirement, death, disability or other termination of employment occurs on or after the Vesting Date, irrespective of the number of years of Eligibility Service Executive has completed as of such date. No SERP benefits shall be payable to Executive if his retirement, employment termination, death or disability occurs prior to the Vesting Date.

     (b) Section 5(a) of the SERP (or any successor to such provision), entitled "Amount of Benefits - Normal Retirement", is hereby modified to provide that the monthly SERP benefit that may be payable to Executive on or after his Normal Retirement Date shall be equal to (i) 3% of Final Average Compensation per year of Benefit Service, reduced by (ii) the amount of Executive's monthly benefit under the Pension Plan (determined without regard to any qualified domestic relations order to which such Executive's benefit under the Pension Plan is or was subject).

     (c) Section 3.2(c) of the Plus Plan (or any successor to such provision), entitled "Vesting," is hereby modified to provide that Executive will become vested in the annual credits to his Matching Plus Account if he retires on or after the Vesting Date, irrespective of his years of service (within the meaning of the WMX Technologies, Inc. Pension Plan) as of such date.

     Except as otherwise modified by this Section 2, Executive's eligibility for, right to and amount of SERP and Plus Plan benefits shall be determined in accordance with the provisions of the SERP and the Plus Plan as in effect from time to time. Any references to defined terms in paragraphs (a), (b) and (c) above shall have the same meaning as when used in the SERP or the Plus Plan, whichever is applicable. In no event shall this Agreement have the effect of entitling Executive to a SERP or Plus Plan benefit separate from or in addition to the modified SERP and Plus Plan benefits described above.

     3. HEALTH BENEFITS. In addition to the supplemental retirement benefit described in Section 2 above, and as additional consideration for Executive's employment until the Vesting Date, the Company agrees to provide to Executive continued coverage under its group medical, dental and vision plans following his termination of employment on or after the Vesting Date. Such coverage shall be continued from such termination of employment until Executive attains age 65; provided that Executive pays the full COBRA premium for such coverage during
such period.   Notwithstanding the foregoing, coverage under the Company's group medical, dental and vision plans shall cease on the date Executive becomes eligible for coverage under the group health plan of any other employer, except to the extent such coverage may be maintained to comply with COBRA.

     4.   GENERAL PROVISIONS.

     (a) This Agreement shall be subject to and governed by the laws of the State of Illinois without regard to its choice of law principles.

     (b) If all or any part of this Agreement is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not serve to invalidate any portion of this Agreement not declared to be unlawful or invalid. Any section or a part of a section so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such section or part of a section to the fullest extent possible while remaining lawful and valid.

     (c) This Agreement shall not be altered, amended or modified except by written instrument executed by the Company and Executive. A waiver of any term, covenant, agreement or condition contained in this Agreement shall not be deemed a waiver of any default in any such term, covenant, agreement or condition shall not be deemed a waiver of any later default thereof or of any other term, covenant, agreement or condition.

     (d) This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same instrument.

     (e) This Agreement shall supersede any and all prior employment or consulting agreements with Executive.


     IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first written above.


                               WASTE MANAGEMENT, INC.


                               By  /s/ John D. Sanford
                                 -------------------------------
                                     Senior Vice President


                               EXECUTIVE

                               /s/ Thomas C. Hau
                               ---------------------------------
                               Thomas C. Hau